Mesa Labs Reports Record Revenues and Operating Income

LAKEWOOD, Colo., Nov. 10, 2010 /PRNewswire-FirstCall/ -- Mesa Laboratories, Inc. (Nasdaq: MLAB) today reported a 43 percent increase in revenue and an 18 percent increase in operating income for the fiscal second quarter ended September 30, 2010, establishing new records for both revenue and operating income.

Highlights:

  Second quarter revenues increased 43% compared to the same period last fiscal year
  Quarterly operating income increased to $2,323,000, setting a new record
  Quarterly non-GAAP adjusted earnings per share increased 20% to $0.48(1)
  Year to date non-GAAP net income increased 28% to $3,062,000(1)

For the second quarter of fiscal 2011, net sales increased 43 percent to $7,754,000 from $5,407,000 in the same quarter last year.  GAAP net income for the quarter increased 15 percent to $1,429,000 or $.43 per diluted share compared to $1,243,000 or $.38 per diluted share one year ago.

For the first six months of fiscal 2011, net sales increased 46 percent to $15,209,000 from $10,383,000 in the same period last year.  Net income for the first six months increased 21 percent to $2,749,000 or $.83 per diluted share compared to $2,269,000 or $.69 per share one year ago.

On a non-GAAP basis, adjusted net income for the second quarter of fiscal 2011 increased 22 percent to $1,592,000 or $.48 per diluted share of common stock compared to $1,302,000 or $.40 per diluted share of common stock last year.  For the first six months of fiscal 2011, adjusted net income increased 28 percent to $3,062,000 or $.92 per diluted share of common stock compared to $2,394,000 or $.73 per diluted share of common stock during the same period last year.  See the note below for an explanation of the calculation of adjusted net income and adjusted net income per share.

"The second quarter of fiscal 2011 was another very good quarter for Mesa," said John J. Sullivan, President and Chief Executive Officer.  "This was the first full quarter of revenues from the newly acquired SGM Biotech operations and, as a result, we posted record quarterly revenue.  Both of Mesa's biological indicators businesses, SGM and Raven, had strong quarterly sales, driven by increasing demand for these consumable products worldwide.  Our instrumentation businesses, consisting of the Medical, DataTrace, Torqo, and Nusonics lines, had mixed results for our second fiscal quarter, up six percent compared to this quarter last year, but down three percent from last quarter.  We are still seeing some weakness in the capital equipment markets, especially outside the U.S.  With new product introductions slated for these product lines in the months ahead and improving business conditions worldwide, we are hoping to see the revenues for our instrumentation lines improving later this fiscal year and into the next.  Fortunately, with Mesa's balanced portfolio of products, consisting of approximately half instruments and half consumables, our revenues tend to hold up well during times of weak economic conditions."

"Mesa's profitability had to absorb one-time expenses in the first half of the year," continued John Sullivan.  "While our gross margins are holding up fairly well this fiscal year, one-time expenses associated with the SGM acquisition and income taxes along with increased intangibles amortization all combined to temper net income growth.  In the first six months of our fiscal year, we had $153,000 of non-recurring acquisition expenses associated with the SGM acquisition and $70,000 in a tax expense related to prior periods.  Nevertheless, our GAAP net income is up a healthy 21 percent so far this fiscal year.  Net income on a non-GAAP basis(1), which is more reflective of Mesa's improved financial performance, is up 28 percent for the year-to-date.  Going forward, we should continue to see improvement in Mesa's profitability, as we complete the integration of the SGM and Torqo businesses."

During the second quarter and six month period of fiscal 2011, sales of the Company's instrumentation products and services increased six percent and 14 percent, respectively, compared to the prior year period.  The revenue increase in the second quarter was due to revenue added as a result of the Torqo acquisition in December, 2009, while the revenue increase in the six month period was due to Torqo and increased sales of the DataTrace and Nusonics products.

During the second quarter and six month period of fiscal 2011, sales of the Company's Biological Indicator products increased 122 percent and 111 percent, respectively, compared to the same period last year.  The increase in Biological Indicator sales during the quarter and six month period was due to organic growth of 11 percent and eight percent, respectively, plus the revenue added as a result of the acquisition of SGM Biotech in April 2010.

Mesa Laboratories develops, acquires, manufactures and markets electronic instruments and disposables for industrial, pharmaceutical and medical applications.

This news release contains forward-looking statements which involve risks and uncertainties.  The Company's actual results could differ materially from those in any such forward-looking statements.  Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company's Annual Report on Form 10-K for the year ended March 31, 2010 as filed with the Securities and Exchange Commission, and from time to time in the Company's other reports on file with the Commission.

(1)

The non-GAAP measures of a djusted net income and adjusted earnings per share are defined to exclude the impacts of non-cash intangibles amortization, net of its tax effects. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

FINANCIAL SUMMARY STATEMENT OF EARNINGS (Unaudited)
	Quarter Ended September 30		Six Months Ended September 30
	2010	2009	2010	2009
Net Sales	$7,754,000	$5,407,000	$15,209,000	$10,383,000
Cost of Goods	3,202,000	2,096,000	6,276,000	4,089,000
Gross Profit	4,552,000	3,311,000	8,933,000	6,294,000
Operating Expense	2,229,000	1,339,000	4,396,000	2,713,000
Operating Income	2,323,000	1,972,000	4,537,000	3,581,000
Other Expense & (Income)	34,000	(7,000)	46,000	(12,000)
Earnings Before Taxes	2,289,000	1,979,000	4,491,000	3,593,000
Income Taxes	860,000	736,000	1,742,000	1,324,000
Net Income	$1,429,000	$1,243,000	$2,749,000	$2,269,000

Earnings Per Share (Basic)	$.44	$.39	$.85	$.71
Earnings Per Share (Diluted)	$.43	$.38	$.83	$.69

Average Shares (Basic)	3,231,000	3,192,000	3,222,000	3,189,000
Average Shares (Diluted)	3,315,000	3,294,000	3,311,000	3,272,000

BALANCE SHEETS (Unaudited)
	Sept. 30	March 31
	2010	2010
Cash and Cash Equivalents	$3,575,000	$10,471,000
Other Current Assets	11,705,000	10,003,000
Total Current Assets	15,280,000	20,474,000
Property and Equipment	7,420,000	4,239,000
Other Assets	20 ,454,000	8,926,000

Total Assets	$43,154,000	$33,639,000

Liabilities	$9,760,000	$2,442,000
Stockholders' Equity	33,394,000	31,197,000

Total Liabilities and Equity	$43,154,000	$33,639,000

NON-GAAP ADJUSTED NET INCOME AND NON-GAAP DILUTED EPS RECONCILIATIONS (Unaudited)
	Quarter Ended September 30		Six Months Ended September 30
	2010	2009	2010	2009
Net Income	$1,429,000	$1,243,000	$2,749,000	$2,269,000
Intangibles Amortization, net of
tax effect	163,000	59,000	313,000	125,000
Adjusted Net Income	$1,592,000	$1,302,000	$3,062,000	$2,394,000
Fully Diluted Shares Outstanding	3,315,000	3,294,000	3,311,000	3,272,000
Adjusted EPS	$0.48	$0.40	$0.92	$0.73

The non-GAAP measures of adjusted net income and adjusted earnings per share presented in the reconciliation above are defined to exclude the impacts of non-cash intangibles amortization, net of their tax effects.  The tax effect is calculated using the average corporate rate for that period multiplied by the elimination.  We believe that excluding these acquisition related expenses provides the ability to understand the benefits of acquisitions based on their cash return.

We provide non-GAAP net income and non-GAAP earnings per share amounts in order to provide meaningful supplemental information regarding our operational performance.  Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees.  This information facilitates our management's internal comparisons to our historical operating results as well as to the operating results of our competitors.  Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both our non-GAAP and our GAAP results.

Our management recognizes that items such as amortization of intangibles can have a material impact on our net income.  To gain a complete picture of all effects on the company's profit and loss from any and all events, management does (and investors should) rely upon the GAAP income statement.  The non-GAAP numbers focus instead upon the core operating business of the company.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to our financial measures prepared according to GAAP.  They should be evaluated in conjunction with the GAAP financial measures.  It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

CONTACT:  John J. Sullivan, Ph.D., President and CEO, or Steven W. Peterson, CFO, both of Mesa Laboratories, Inc., +1-303-987-8000